EXHIBIT 10.1

FIRST AMENDMENT TO ASSISTANCE AGREEMENT

This FIRST AMENDMENT TO THE ASSISTANCE AGREEMENT (the “Amendment”) is made and shall be effective as of the third day April, 2017 by and among FuelCell Energy, Inc., a Connecticut corporation, with a chief executive office located at 3 Great Pasture Road, Danbury, Connecticut 06810 (“Applicant”), and STATE OF CONNECTICUT, acting herein by Catherine H. Smith, its Commissioner of Economic and Community Development, (hereinafter the “Commissioner”), with its office located at 505 Hudson Street, Hartford, Connecticut 06106 (the “State”).

WITNESSETH:

WHEREAS, State has agreed to make loans and advances and otherwise extend credit to Applicant pursuant to a certain Assistance Agreement effective as of October 28, 2015 (the “Agreement”); and

WHEREAS, State made a loan to Applicant in the original principal amount of the loan up to TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00)(the “Loan”) and tax credits in the amount of TEN MILLION AND 00/100 DOLLARS ($10,000,000), which Loan and Tax Credits are evidenced by the Agreement; and

WHEREAS, the loan and grant are secured by, among other things, that certain Security Agreement (the “Security”) by Applicant for the benefit of the State effective as of October 28, 2015; and

WHEREAS, State and Applicant desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of one dollar ($1.00) and other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, State and Applicant agree as follows:

1.	Amendment of Agreement

a.	Section 2.17 (A) (i) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

Section 2.17 (A) (i) For Phase 1, the Applicant shall create 165 full-time employment positions and retain 538 full-time employment positions in Connecticut on or before the date that is four (4) years from the Effective Date (the “Phase 1 Target Date”), and shall maintain such 703 full-time employment positions with an average annual W-2 compensation of at least $65,000.00 for twenty-four (24) consecutive months (the “Phase 1 Employment Obligation”). A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week. The twenty-four (24) consecutive month period ending on or before the Phase 1 Target Date that yields the highest annual average positions will be used to determine compliance with the Phase 1 Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date.

2.              Effect of Amendment. State and Applicant hereby agree and acknowledge that, except as provided by this Amendment, the Agreement remains in full force and effect, it being the intention of State and Applicant that this Amendment and the Agreement as amended by the Amendment be read, construed and interpreted as one and the same instrument.

3.              References to Loan Documents. Each of the documents executed in connection with the Loan (the “Loan Documents”) are herby modified to the extent that all references therein to and descriptions therein of the Loan and the Agreement shall be deemed to refer to and describe the Loan and the Agreement as modified by this Amendment.

4.              Confirmation of Security Interest. Applicant does hereby expressly ratify, confirm, and restate the conveyance and grant of liens, security interests and other encumbrances in the Collateral provided as security for the Loan pursuant to the Security Agreement, the Mortgage and all other Loan Documents.

5.              Representations and Warranties.

(a)            The execution, delivery and performance of this Amendment and all other documents executed in connection herewith have been duly authorized by all necessary action of Applicant and are within its power and will not result in a violation of its certificate of corporation or the bylaws of the corporation, if and as amended.

(b)           Applicant is a corporation validly existing under the laws of the State of Connecticut.

(c)           Applicant is not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, document or instrument to which it is a party or by which it or its properties and assets are bound which would materially adversely affect its financial condition.

(d)            Every other term, agreement, covenant, obligation, condition and provision contained in the Agreement, the Mortgage and the other Loan Documents shall continue in full force and effect, except as modified herein, and as so modified are hereby ratified and confirmed.

6.             Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

7.             Capitalized Terms. All Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

8.             Benefit. This Amendment shall inure to the benefits of and bind the parties hereto and their respective successors and assigns.

9.            Fees and Expenses. Applicant agrees to pay the reasonable legal and other fees, commissions, costs, charges, taxes and other expenses, including, but not limited to, fees and disbursements of the State’s counsel, charges for title insurance endorsements, and all recording fees and charges the State incurred in the preparation, execution and delivery of this Amendment and all other documents executed in connection herewith. Notwithstanding the foregoing, the State will permit the fees and disbursements of the State’s counsel to be added to the outstanding principal balance of the Loan.

IN WITNESS WHEREOF, State and Applicant have executed this Amendment as of the date first above written.

FuelCell Energy, Inc.

By:	/s/ Michael S. Bishop
Name: Michael S. Bishop
Title: SVP, Chief Financial Officer, Treasurer
Duly Authorized

STATE OF CONNECTICUT
DEPARTMENT OF ECONOMIC AND
COMMUNITY DEVELOPMENT

By:	/s/ Catherine H. Smith
Catherine H. Smith
Its Commissioner
Duly Authorized

Approved as to Form:

OFFICE OF THE ATTORNEY GENERAL

By:	/s/ Matthew J. Budzik
Name: Matthew J. Budzik
Title: Assistant Attorney General
Duly Authorized

Dated: April 17, 2017

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